Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                               DATED JUNE 30,1998

                                      AMONG

                              ENTITY PLANNERS, INC.

                      BARRY, CHILDERS & ASSOCIATES, L.L.C.

                                       and

                         WADE COOK FINANCIAL CORPORATION


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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 30th day of June, 1998, by and among Wade Cook Financial Corporation, a Nevada corporation and its subsidiaries, located at 14675 Interurban Avenue South, Seattle, Washington 98168-4664 ("WCFC"), Entity Planners, Inc. a Nevada corporation located at 14675 Interurban Avenue South, Seattle, Washington 98168 ("EPI") (collectively, "Sellers"), and Berry, Childers & Associates, L.L.C., an Arkansas limited liability company whose address is P.O. Box 26114, Littlerock, Arkansas 72221 ("Buyers" or "B & C").

                                    RECITALS

     A. Wade B. Cook individually ("Cook") owns all right, title and interest in certain teaching and seminar curriculum related to the topics of asset protection, estate planning, and tax reduction as listed in the attached Exhibit A (the "Licensed Products");

     B. Cook has executed an agreement in the form of the attached Exhibit B in which he has granted an exclusive license to the Products to WCFC. WCFC has executed an agreement in the form of the attached Exhibit C in which it has granted an exclusive license to the Products to EPI;

     C. EPI is a wholly-owned subsidiary of WCFC, and, pursuant to the Exclusive License Agreement executed by Cook, will, upon execution of the abovementioned exclusive license agreements, hold an exclusive license to use, market, sell and distribute the Licensed Products;

     D. Wade Cook Seminars, Inc. ("WCS") is a wholly-owned subsidiary of WCFC, and was previously responsible for the provision of all entity structuring services relating to the topic of asset protection, estate planning and tax reduction prior to that certain Open Ended Product Agreement dated March 20, 1998 by and between WCFC and Cook.

     E. Tim Berry ("Berry") and John v. Childers III ("Childers") are principals in B&C limited liability company. This limited liability company was formed for the purpose of providing legal services to clients. Berry and Childers have also been involved in the production, selling and marketing of Products seminars for WCS and WCFC for approximately two years;

     F. Sellers are the owners of all authorized capital stock shares of EPI, none of which shares are issued and outstanding; and

     G. Buyers desire to purchase the Shares, and obtain an exclusive five year license to use, sell, market and distribute the Licensed Products, with a renewal option, and to further obtain a nonexclusive license to use, sell, market and distribute the WADE COOK trademarks and the name, image, voice and likeness of Cook in audio and visual form (the "Intellectual Property"). Sellers desire to sell the Shares to Buyers, and license the Licensed Products and the Intellectual Property upon the terms and conditions set forth in this Agreement and in certain Exclusive License Agreements between the parties as set forth in Exhibits B and C;

     NOW THEREFORE, in consideration of the mutual covenants, representations, and warranties hereafter set forth, the parties agree as follows:

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                                   SECTION 1.

     1.1. Definitions. For the purpose of this Agreement, the following terms shall have the following respective meanings:

          (a) "Code" shall mean the Internal Revenue Code of 1986, as amended;

          (b) "Current Indebtedness" shall mean, as of any date with respect to any Person, all liabilities for borrowed money and all liabilities secured by any Lien existing on property owned by such Person whether or not such liabilities have been assumed and all liabilities, contingent or otherwise, as guarantor or otherwise, with respect to borrowed money or otherwise, which, in any case, are payable on demand or within one year from the date of determination, except any such liabilities which are renewable or extendible at the option of the debtor to a date more than one year from the date of determination;

          (c) "Funded Indebtedness" shall mean, as of any date, with respect to any Person, without duplication:

               (i) its liabilities for borrowed money, other than Current Indebtedness;

               (ii) liabilities secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed), other than Current Indebtedness;

               (iii) obligations other than Current Indebtedness of such Person, contingently or otherwise, as obligor, guarantor or otherwise, under any lease of real or personal property or comparable arrangement with respect to use or title which are required by generally accepted accounting principles to be capitalized;

               (iv) obligations other than Current Indebtedness of such Person, contingently or otherwise, as guarantor or otherwise, under any arrangement with respect to liabilities for borrowed money which, if the Company were the obligor, would represent Funded Indebtedness or which are required by generally accepted accounting principles to be capitalized; and

               (v) any other obligations (other than deferred taxes) which are required by generally accepted accounting principles to be shown as liabilities on its balance sheet and which are payable or remain unpaid more than one year from the date of determination thereof.

          (d) "Gross Sales" shall mean all revenues, sales, receipts and monies directly or indirectly received from third parties in payment for Products.

          (e) "Indebtedness" shall mean the sum of Current Indebtedness and Funded Indebtedness;

          (f) "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property, except any such usual

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or normal reservations,  exceptions,  encroachments,  easements,  rights-of-way, covenants, conditions, restrictions, leases or other title exceptions or encumbrances affecting property that are not disruptive to the use of such property in the ordinary course of business. For the purpose of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has. been retained by or vested in some other Person for security purposes;

          (g) "Net Sales" shall mean that sum determined for each month by determining the gross amount invoiced by EPI or B & C for Licensed Product sold during such period, less:

               (i) transportation charges, or allowances, included in amounts invoiced;

                           (ii)  trade,  quantity,  or cash  discounts  actually
allowed or paid to third parties;

               (iii) credits or allowances for returns; and

               (iv) invoiced sales, purchase, and excise taxes and any duties paid upon importation of Product that are not paid by purchasers of Product;

               (v) cost of goods sold, including materials and marketing costs; and

               (vi) wages to employees of Buyers, excluding any wages, draws or other similar means of compensation to the principals of B & C, whether paid directly or through another corporation, partnership or entity.

          (h) "Person" shall mean and include an individual, a corporation, an association, a partnership, a trust or estate, a government or any department or agency thereof.

          (i) "Shares" shall mean, collectively, twenty-four million shares of common stock. par value $0.001 (the "Common Stock"), and one million shares of preferred stock, par value $0.001 (the "Preferred Stock").

                            Closing Date Transactions

     1.2. Purchase and Sale of Common Stock. Subject to the terms and conditions set forth herein, at the Closing (as defined below) Sellers will sell, and Buyers will purchase, all of the Shares owned by Sellers, constituting one hundred percent (100%) of all the authorized capital shares of stock of EPI as of the Closing.

     1.3. Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of WCFC at the address set forth in the preamble to this Agreement on June 30, 1998, or at such other place, date and time as the parties may agree in writing, and shall be effective as of the close of business on the day of the Closing.

     1.4. Closing Date Deliveries. Simultaneously with the execution and delivery hereof, at the Closing the Sellers will deliver to Buyers and/or its assigns (i) one or more stock certificates representing the Shares, dated the Closing date and registered in the name of Sellers and Buyers and/or its assigns; (ii) an opinion, dated the Closing date, from counsel for

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Buyers,  in form and substance  satisfactory to Sellers and its counsel,  as set forth in the attached Exhibit D. (iii) certified copies of the Certificate of Formation of Buyers and of resolutions adopted by the Board of Directors and the shareholders of Buyers, if any, in form and substance reasonably satisfactory to counsel for Sellers, in connection with the transactions contemplated by this Agreement; (iv) a copy of the LLC Agreement of Buyers and any amendments thereto (the "LLC Agreement"), certified as of a recent date by the Secretary of State of the State of Arkansas, and a certificate of such Secretary of State as of a recent date as to the due incorporation and good standing of Buyers.

                                   SECTION 2.

                                 Purchase Price

     2.1 Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, Buyers shall purchase the Shares from Sellers, and Sellers shall sell the Shares to Buyers, free and clear of all encumbrances, for the aggregate purchase price set forth in Section 2.2 below.

     2.2 Purchase Price; Closing Adjustments. The aggregate purchase price for the Shares, the license of Licensed Products and the license of Intellectual Property is Twenty Million and No/100 Dollars (US$20,000,000) (the "Purchase Price"), as set forth below:

          (a) Two Hundred and Fifty Thousand Dollars ($250,000) for the Shares;

          (b) Seventeen Million, Four Hundred and Seventy Thousand Dollars ($17,470,000) for the WCFC and WCS exclusive licenses to the Licensed Products, the terms and conditions of which are contained in that certain Exclusive License Agreement between WCFC and EPI as set forth in the attached Exhibit C; and

          (c) Two Million Two Hundred and Eighty Thousand Dollars ($2,280,000) for the exclusive license to the Licensed Products, the terms and conditions of which are contained in that certain Exclusive License Agreement between Cook and EPI, as set forth in the attached Exhibit B.

     2.3 Payment Schedule. Buyers shall pay to WCFC, on a weekly basis beginning on the second Monday after the execution of this Agreement, an amount equal to seventy five percent (75%) of Net Sales or an amount equal to thirty percent (30%) of Gross Sales whichever is greater, for a period of 104 weeks, at which time the payment schedule shall change to the greater of seventy percent (70%) of Net Sales or thirty percent (30%) of Gross Sales. Payments utilizing the latter payment schedule shall be in effect for a period of 156 weeks, unless and until the parties agree to the renewal option described in Section 9(a) of that certain Exclusive License Agreement between WCFC and EPI set forth in the attached Exhibit C. Once the parties exercise the renewal option, the payment schedule will then become the greater of sixty five percent (65%) of Net Sales or thirty percent (30%) of Gross Sales until the remaining portion of the Purchase Price is paid to Sellers in full. Any payments received from Buyers shall be applied first to the purchase of Shares until the amount owed Sellers pursuant to Section 2.2(a) is paid in full, then to any amount owed Sellers and Cook for the Licensed Products licenses pursuant to Sections 2.2 (b) and (c). Such payments shall be divided among WCFC and Cook as follows: (1) eighty eight percent (88%) of any payment shall be paid to WCFC, and 12 percent (12%) shall be paid to Cook. Buyers shall have the right to prepay all or

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any  portion of the  Purchase  Price at any time  without  incurring  prepayment penalties.

     2.4 Payment Schedule for Additional Products. From time to time, Buyers may decide to sell and distribute their own products at WCFC seminars, or additional products of WCFC not included among those listed in Exhibit A. The payment schedule to Sellers for the sale and/or distribution of such additional products shall be as follows:

          (a) Buyer Products. For existing products published by WCFC, but owned by Buyers (i.e. "The Secret Millionaire"), Buyers shall pay WCFC an additional amount consisting of an aggregate of: (i) WCFC's costs in publishing such products; (ii) an additional twenty five percent (25%); and (iii) shipping costs. The parties may agree by separate written amendment to reduce this amount to 50% of WCFC's costs in publishing such products if Buyers can demonstrate to WCFC's satisfaction that said products are being sold for a nominal amount or provided free of charge to customers pursuant to promotional activities of Buyers which result in royalties to Sellers.

          (b) Future Products. For products owned or licensed by Buyers in future, Buyers agree to enter into a exclusive publishing agreements and/or exclusive product agreements with WCFC for the publication of such products. Buyers shall then pay Sellers the applicable amount as set forth under the payment schedule as set forth in Section 2.3 of this Agreement. WCFC and/or its subsidiaries hereby waive for purposes of this agreement and the related license agreements attached hereto, the pre-existing Noncompetition Agreement with the principals of Buyers.

          (c) WCFC Products not Included in Exhibit A. For products owned or licensed by WCFC or its subsidiaries and affiliates which are sold/distributed by Buyers, Buyers shall pay Sellers an amount equal to seventy percent (70%) of Gross Sales. Such amount will not apply to or be distributed pursuant to Section
2.3 above. In consideration for the payment of such amount, Sellers agree that the end purchasers of the Product shall have access to all goods and services as if they had purchased the Product directly from WCFC. The parties may agree in the future to negotiate the terms of a separate Product Distribution Agreement which shall amend the terms and conditions of this section and shall then be incorporated by reference into this Agreement.

          (d) Attendance by WCFC Employees to Buyers' Seminars: Purchase of Additional Products by WCFC. Current employees and/or independent contractors of WCFC shall have the right to purchase Licensed Products and/or Additional Products for an amount equal to the cost of such products plus ten percent (10%). Additionally, said employees and/or independent contractors shall have the right to attend seminars licensed from WCFC or originated by Buyers at no cost subject to reasonable availability.

          All payments required to be made to Sellers under Section 2.4 shall be made in accordance with the payment schedule set forth in Section 2.3.

     2.5 Financing for Purchase of EPI. WCFC shall provide Buyers financing

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for the  Purchase  Price at the rate of twelve and one half  percent  (12 1/2 %)
simple interest annually, or at the maximum rate allowed by law, whichever is less. In the event Buyers default on the payment plan set forth in Section 2.3, and such default is not cured within seven (7) days of notice by Sellers thereof, Buyers agree that the interest rate payable to WCFC and Cook shall then include a penalty in the sum of an additional five and one-half percent simple interest (5 1/2%) annually, or the maximum allowed by law, whichever is lesser, until the Purchase Price is paid in full.

     2.6 Royalty Reports and Records. Buyers will maintain reports of the distribution of Licensed Products, Additional Products and other Products sold pursuant to this Agreement or any attachments hereto ("other Products"). Said report shall specify quantities (by order number and description) of Licensed Products, Additional Products and products shipped or otherwise distributed during each month, as well as a forecast of the Licensed Products, Additional Products or other Products to be shipped during the 90-day period following each such report, and shall submit such reports to WCFC no later than 15 days following the end of such month. Upon WCFC's request, Buyers will also furnish summaries or explanations of Product distribution reports. Buyers shall keep accurate records, books of account and logs concerning the distribution of the Licensed Products, Additional Products and other Products adequate to determine the amount of royalties owed WCFC, which shall be preserved by Buyers in a safe place for a period of seven (7) years following termination of this Agreement. During the term of this Agreement, and during the seven-year period immediately following termination, WCFC or its certified public accountants shall have the right, at its expense, to audit Buyers' records concerning the sale and distribution of the Products and Additional Products. If an audit reveals that Buyers have underpaid the royalties due WCFC, Buyers shall promptly pay to WCFC the amount of the underpayment. If such underpayment exceeds at least two percent (2%) of the total amount actually owed, Buyers shall promptly reimburse WCFC for its costs and expenses in performing such audit.

                                   SECTION 3.
                        Representations and Warranties of
                                     Sellers

     As an inducement for Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represent to Buyers that:

     3.1. Organization and Standing; Corporate Power. EPI is a corporation duly organized, validly existing under and by virtue of the laws of the State of Nevada and is in good standing under such laws and has all requisite corporate power and authority to conduct its business as now conducted and as proposed to be conducted. EPI is qualified, licensed or domesticated as a foreign corporation in each of the jurisdictions where the failure to be so qualified, licensed or domesticated would have a material adverse effect upon its businesses, properties, prospects, or condition, financial or otherwise, and no other jurisdiction has demanded, requested or otherwise so indicated that EPI is required to so qualify. The attached Schedule 3.1 lists the Directors and Officers of EPI.

     3.2. Capitalization.

          (a) Capital Stock. The authorized capital stock EPI currently consists of (i) twenty-four million shares of Common Stock, of which none are issued and outstanding; and (ii) one million shares of Preferred Stock, of which none are issued and outstanding. All shares of Common Stock and Preferred Stock are duly authorized, are fully paid and

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nonassessable,  and will be  validly  issued  in  accordance  with  federal  and applicable state securities laws.

          (b) Options and Rights. There are no options, calls, warrants, conversion privileges, preemptive rights, rights of first refusal, rights of redemption, or other commitments, rights or agreements, of any character whatsoever, outstanding or in existence with respect to the issuance, sale, purchase or redemption of any shares of capital stock of EPI.

     3.3.  Subsidiaries  and  Affiliates.  EPI  has no  subsidiaries  and has no
interest,  direct  or  indirect,  in  any  other  corporation,   joint  venture,
partnership, association or other similar entity.

     3.4. Corporate Records. The corporate minute books and stock record books of EPI, as made available to Buyers, are true, correct and complete in all material respects.

     3.5. Authorization of the Company. All corporate action has been taken on the part of EPI and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated by this Agreement and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Shares, including the adoption of resolutions by the Board of Directors of the Company. This Agreement and each other agreement or instrument of EPI contemplated hereby, when executed and delivered, shall constitute the legal, valid and binding obligation of EPI, enforceable against EPI in accordance with its respective terms. EPI has full power and authority to deliver this Agreement and all of the other agreements and instruments contemplated by this Agreement to be executed and delivered, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. Neither the execution, delivery or performance by EPI of this Agreement or any of the other agreements and instruments contemplated hereby will violate or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any provision of law, any order of any court or governmental agency, the Articles of Incorporation or Bylaws of EPI or any provision of any indenture, agreement or other instrument to which EPI or any of its properties or assets is bound, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of EPI.

     3.6. Absence of Changes. (i) EPI has not entered into any transaction which was not in the ordinary course of its business; (ii) there has been no material adverse change in the condition (financial or otherwise), business, properties, assets or liabilities of EPI; and (iii) to the best knowledge of EPI, after due inquiry, there has been no event or condition of any character specifically relating to EPI which pertains to and materially adversely affects its business, properties, prospects or condition, financial or otherwise.

     3.7. No Violation, Litigation or Regulatory Action.

          (a) there are no lawsuits, claims, suits, proceedings, or arbitrations, pending or, to the best knowledge of EPI and the Shareholders after due inquiry, threatened against or affecting EPI in respect of the assets or the business of EPI nor, to the best knowledge of EPI and the Shareholders, is there any basis for any of the same, and there are no lawsuits, suits, proceedings or arbitrations pending in which EPI is the plaintiff or claimant

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and which  relate to the  assets or the  business  of EPI.  Notwithstanding  the foregoing, there is a pending investigation by the District 4 Subcommittee of the Unauthorized Practice of Law Committee of the Supreme Court of Texas, File No. HOU-95-101 alleging that United Support Association, Inc., the predecessor to Wade Cook Seminars, Inc., engaged in the unauthorized practice of law in the State of Texas. Wade Cook Seminars, Inc. is a wholly-owned subsidiary of WCFC. WCFC is the parent company of EPI. We believe that the consummation of the transactions contemplated in this Agreement and in the WCFC and Cook Exclusive Licensing Agreements will resolve this matter;

          (b) except for the investigation described in Section 3.7(a), there is no action, suit or proceeding pending or, to the best knowledge of EPI and the Shareholders after due inquiry, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

          (c) to the best knowledge of EPI and the Shareholders after due inquiry, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the assets, business, operations or properties of EPI in any material respect.

     3.8. Tax Matters.

          (a) Between the date of this Agreement and the Closing Date, Sellers shall cause EPI to file on a timely basis all tax returns required to be filed by or with respect to EPI. Seller (to the extent required by applicable law) will timely file or cause to be filed all tax returns that will be required to be filed alter the Closing Date by, or with respect to EPI for all periods ending on or before the Closing Date in accordance with applicable laws, regulations and administrative requirements. All such tax returns will be true, correct and complete when filed by Sellers. Sellers shall not make or cause to be made any election, or file any amended tax return reflecting any position, that could result in any adverse tax consequences to Buyers related to the Shares for any period beginning on or after the Closing Date. Seller shall remain liable for any additional taxes due and owing for sales or activities of EPI prior to July 1, 1998.

          (b) Following the date hereof, Sellers shall (i) give Buyers and their authorized representatives, full access to the books and records of WCFC relating only to EPI and entity restructuring activities (and permit Buyers to make copies thereof), as Buyers may reasonably request, (ii) permit Buyers to make inspections thereof, and (iii) cause WCFC's officers and advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish Buyers with such financial, tax and other operating data and other information with respect to the business and properties of WCFC relating only to EPI and to entity structuring activities for periods ending before or including the Closing Date as Buyers may reasonably request. Buyers shall give Sellers, and their authorized representatives, access to their books and records (and permit Sellers to make copies thereof), subject to the abovementioned limitation, to the extent relating to periods after or including the Closing Date as Sellers may reasonably request for purposes of preparing tax returns.

          (c) The parties each agree to provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return, any audit or other examination of EPI by any Governmental Body, any judicial or administrative proceedings relating to liability for taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such tax return, audit or action, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and

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explanation  of any material  provided  hereunder  and shall  include  providing copies of any relevant tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance. Notwithstanding any other provision of this Agreement, Sellers hereby agree that they will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all tax returns relating to EPI, supporting work schedules and other records or information which may be relevant to such tax returns, and that they will not destroy or otherwise dispose of such materials without first providing Buyers with a reasonable opportunity to review and copy such materials.

          (d) If any party fails to provide any information requested by another party within a reasonable period, or otherwise fail to do any act required of it under this Agreement, then such party shall be obligated, notwithstanding any other provision of this Agreement, to indemnify such other party and shall so indemnify such other party and hold such other party harmless from and against any and all costs, claims, or damages, including without limitation, all taxes or deficiencies thereof, payable as a result of such failure.

          (e) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes (together with any interest, additions to tax or penalties with respect thereto) resulting from the sale and transfer by Sellers to Buyers of the Shares shall be borne by Sellers, and Sellers shall timely and duly make all necessary tax return filings with respect thereto.

          (f) All  real  property  transfer  or  gains  taxes,  other  transfer,
documentary,  sales,  use,  registration,   income  and  other  taxes  and  fees
(including  any  penalties  and  interest)   incurred  in  connection  with  the
transactions contemplated in this Agreement shall be paid by Sellers, and Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

     3.9. Registration Rights. EPI is not a party to any agreement or commitment which obligates EPI to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any of its securities which may hereafter be issued.

     3.10.  Offering.  Subject to the  accuracy  of Buyers'  representations  in
Section 4 of this Agreement, the offer, issuance and sale of the Common and Preferred Stock constitute, and will constitute, transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and EPI has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable state laws governing the offer, sale or issuance of securities.

     3.11. Insurance. EPI (through its parent company) maintains (i) adequate insurance on all assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including product liability), claims and risks against which it is customary for companies similarly situated as EPI to insure. EPI has not failed to give any notice or present any claim under any such insurance in a due and timely manner.

     3.12. Certain Transactions. EPI is not indebted, either directly or indirectly, to any of the officers, directors or shareholders of EPI, or to members of their respective immediate families, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses; none of said officers, directors or shareholders, or any members of their immediate families, are indebted to EPI or, to the best knowledge of the Company, after due inquiry, have any direct or indirect ownership interest in, or any contractual relationship with, any firm, corporation or other person with which EPI is or was affiliated or with which EPI has a business relationship, or any firm, corporation or other person which, directly or indirectly, competes with EPI. No such officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, a party to or otherwise an interested party with respect to any contract or other transaction with EPI.

     3.13. Contracts and Commitments. Except as expressly contemplated by this Agreement, and except for agreements for the purchase or sale of goods, materials, supplies or services in the ordinary course of business involving less than $1 0,000 in each such case, EPI is not presently a party to, or bound by, any written or oral contract, agreement, lease guarantee, credit or security instrument or employee plan or arrangement.

     3.14. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement or the consummation of any transaction contemplated hereby or thereby, except as have been obtained or accomplished.

     3.15. Employees. Each of the officers of EPI, each key employee and each other employee now employed by EPI who has access to confidential information of EPI has executed a proprietary information agreement and such agreements are in full force and effect. No officer or key employee of EPI has advised EPI (orally or in writing) that he intends to terminate employment with EPI.

     3.16. Employee Compensation. All employees of EPI and its Subsidiaries and the compensation of each such employee of EPI in effect as of the date hereof, as set forth in Schedule 3.16, is true and correct as of the date hereof.

     3.17. No Undisclosed Liabilities. EPI is not subject to any material liability (including, to the best of EPI's knowledge, unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the unaudited balance sheet included in the portion of WCFC Annual Financial Statements related to entity structuring activities, other than liabilities of the same nature as those set forth in such balance sheet and reasonably incurred in the ordinary course of business after the Balance Sheet Date.

     3.18. Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of EPI in connection with the offering of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

     3.19. Disclosure. Neither this Agreement nor any Exhibit nor Schedules hereto nor any certificate, document, writing or other instrument referred to herein or furnished to Buyers by EPI, contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, and there is no fact material to Buyers'decision to purchase the Shares known to EPI which has not been disclosed to Buyers in writing by the Company. Buyers acknowledge that Berry and Childers have been involved in the production, marketing and selling of Products, seminars, and in the distribution of Products for WCFC and WCS for approximately two years, and are familiar with the Products, methods of operation and provision of services of WCFC and WCS.

     3.20. Financial Protections. All projected financial information provided by EPI to Buyers reflects EPI's best judgment as to such future financial information and is based on assumptions which EPI believes to be reasonable and which EPI has disclosed Buyers. No facts have come to the attention of EPI which would require it to revise or amplify such assumptions.

     3.21. Outstanding Debt; No Default. EPI has no outstanding Current Indebtedness or Funded Indebtedness except as set forth in the unaudited Balance Sheet. There exists no event of default by EPI under the provisions of any instrument evidencing such Current Indebtedness or Funded Indebtedness and there exists no event of default by EPI, or any default by EPI the effect of which would have a material adverse effect on EPI, under the provisions of any other Indebtedness of EPI or of any agreement relating thereto that is or could be material to EPI.

     3.22. Environmental Matters. All real and personal property of EPI (including plant, buildings, fixtures or other assets presently or in the past owned, leased or operated by EPI or by its business) and all operations of EPI
(i) are in compliance with all federal, state and local laws, regulations and administrative orders or judicial orders and decrees relating to human safety, solid waste and hazardous waste treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination or the handling, storage, release into the environment or transportation of Hazardous Substances (as hereinafter defined) ("Environmental Laws"), and (ii) to the best knowledge of EPI and the Shareholders, are free from all toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as "hazardous wastes," "hazardous substances" or "toxic substances" or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 42 U.S.C. ss. 1802 et seq., hazardous wastes identified in or pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., any chemical substance or mixture regulation under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. ss. 2601 et seq., any "toxic pollutant" under the Federal Water Pollution Control Act, 33 U.S.C. ss. 1521 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and any hazardous or toxic substance or pollutant regulated under any other applicable Environmental Laws ("Hazardous Substances"). There is not nor has there ever been on or in such property during any time in which EPI owned, leased or otherwise occupied such property, any generation, treatment, recycling, storage or disposal of any Hazardous Substance, or any PCBs, underground storage tanks or asbestos or asbestos-containing materials. Neither EPI nor any of its past or present operations are or have been (a) subject to any order from or agreement with any governmental authority or other person respecting any Environmental Law or any action to clean up, remove, treat or in any other way address any Hazardous Waste, or (b) in communication or agreement with any governmental authority or other person relating to the generation, treatment, recycling, storage, disposal, presence, release or threatened release of any Hazardous Substance

     3.23 Noncompete. WCFC and WCS warrant and represent that they will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by, consult for, or be connected in any manner with, any business engaged anywhere in the world in the business of entity structuring, asset protection, estate planning and tax reduction, or any other business which directly competes with Buyers relating to same.

                                   SECTION 4.

                    Representations and Warranties of Buyers

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions and exclusive licenses contemplated hereby, Buyers represent and warrant to Sellers that:

     4.1. Organization and Corporate Power. B&C is a limited liability company duly incorporated and validly existing under the laws of the State of Arkansas, and the company is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. B&C has all requisite financial ability and resources to execute, deliver and perform its obligations under this Agreement, and each other agreement, document or instrument required to be delivered hereby or in connection herewith (collectively, the "Buyers' Documents").

     4.2 Investment Intent. The Shares to be purchased by Buyers pursuant to this Agreement are being acquired by Buyers solely for Buyers' own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them.

     4.3. Sophistication. Buyers are able to bear the economic risk of an investment in the Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that Buyers are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect its own interests in connection with the purchase of the Shares.

     4.4. Authorization. All action on the part of Buyers necessary for the authorization, execution, delivery and performance of this Agreement and all of the other agreements and instruments of Buyers contemplated by this Agreement and the consummation of the transactions contemplated herein and therein has been taken, and this Agreement and each other agreement or instrument of Buyers contemplated hereby, when executed and delivered, shall each constitute the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms. Buyers have has full power and authority to deliver this Agreement and all of the other agreements and instruments contemplated by this Agreement to be executed and delivered hereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. Neither the execution, delivery or performance by Buyers of this Agreement or any of the other agreements and instruments contemplated hereby will violate or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any current agreements to which Buyers are a party, including those to be delivered by Buyers under Section 1.

     4.5. Environmental Matters. All real and personal property of Buyers (including plant, buildings, fixtures or other assets presently or in the past owned, leased or operated by Buyers or by its business) and all operations of Buyers (i) are in compliance with all federal, state and local laws, regulations and administrative orders or judicial orders and decrees  relating to human safety,  solid waste and hazardous  waste  treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination or the handling, storage, release into the environment or transportation of Hazardous Substances (as hereinafter defined) ("Environmental Laws"), and (ii) to the best knowledge of Buyers and the Members, are free from all toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous wastes," "hazardous substances" or "toxic substances" or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 42 U.S.C. ss. 1802 et seq., hazardous wastes identified in or pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., any chemical substance or mixture regulation under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. ss. 2601 et seq., any "toxic pollutant" under the Federal Water Pollution Control Act, 33 U.S.C. ss. 1521 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and any hazardous or toxic substance or pollutant regulated under any other applicable Environmental Laws ("Hazardous Substances"). There is not nor has there ever been on or in such property during any time in which Buyers or any Members owned, leased or otherwise occupied such property, any generation, treatment, recycling, storage or disposal of any Hazardous Substance, or any PCBs, underground storage tanks or asbestos or asbestos-containing materials. Neither Buyers nor any of its past or present operations are or have been (a) subject to any order from or agreement with any governmental authority or other person respecting any Environmental Law or any action to clean up, remove, treat or in any other way address any Hazardous Waste, or (b) in communication or agreement with any governmental authority or other person relating to the generation, treatment, recycling, storage, disposal, presence, release or threatened release of any Hazardous Substance.

     4.6 Litigation. There is no legal, administrative, arbitration or other proceeding by or before any Governmental Body pending or, to the best knowledge of Buyers, threatened against Buyers, nor to the best knowledge of Buyers is there any pending investigation by any Governmental Body, which, in each case, would give any third party the right to enjoin or rescind the contemplated transactions or otherwise prevent Buyers from complying with the terms and provisions of this Agreement.

                                   SECTION 5.

                              Additional Agreements

     Sellers agree to use best efforts to perform or observe the following agreements:

     5.1. Financial Statements; Other Information: and Inspection Rights.

          (a) Financial Statements and Other Reports. WCFC will promptly deliver to Buyers:

               (i) Monthly financial statements relating to EPI and entity structuring activities;

               (ii) As soon as  available  and in any event within 45 days after the end of each of the first three quarters of each fiscal year of WCFC, statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of WCFC and its Subsidiaries relating to EPI and entity structuring activities for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of WCFC and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of WCFC relating only to EPI and entity structuring activities, subject to changes resulting from year-end adjustments;

               (iii) As soon as available and in any event within 90 days after the end of each fiscal year of WCFC, statements of consolidated net income and cash flows and a statement of changes in consolidated stockholders' equity of WCFC and its Subsidiaries for such year relating only to EPI and entity structuring activities, and a consolidated balance sheet of WCFC and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by a firm of independent public accountants of recognized standing selected by WCFC;

               (iv) If EPI, or any of its Subsidiaries, becomes subject to the requirements of the Securities Exchange Act of 1934, as amended, or any similar or successor Federal statute, and the rules and regulations of the Securities and Exchange Commission or successor governmental organization (the "Commission"), promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as EPI shall send to its stockholders and of all registration statements and regular or periodic reports, including without limitation Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any current Reports on Form 8-K, in definitive form which it files or which it is or may be required to file with the Commission;

               (v) Promptly, copies of any compliance certificates furnished to lenders in respect of indebtedness of WCFC and its Subsidiaries relating to EPI and entity structuring activities; and

               (vi) With reasonable promptness, such other financial data as Buyers may reasonably request relating to EPI and entity structuring activities.

          (b) Other Information. EPI shall deliver to Buyers, promptly after the occurrence thereof, written notice and a description of any default or other event which might have a material impact, including without limitation a material adverse impact upon EPI, its financial condition. results of operations, prospects or business.

          (c) Annual Operating Plan. Buyers have prepared and delivered to Sellers a Business Plan for the 1998 fiscal year or any updates or subsequent revisions thereto (the "Business Plan"), including a cash flow budget (the "Budget") and other relevant financial information and projections. Buyers agrees to conduct its business in conformity with the Business Plan except as it may be revised from time to time by the Board of Directors of Buyers. Prior to each December 1, Buyers shall prepare an operating plan, including a budget, for each succeeding 36 month period commencing each subsequent January 1, which shall meet the approval of a majority of the members of Buyers' Board of Directors and which shall be in at least as much detail as the Business Plan and Budget. Buyers agree to conduct its business in conformity with said operating plan except as otherwise agreed hereafter. Buyers shall furnish to Sellers (in person, by facsimile transmission or by first-class mail) a copy of such operating plan at least 30 days prior to the commencement of the period covered by such operating plan.

          (d) Inspection Rights. Buyers shall permit any representative designated by Sellers (provided, however, that Sellers shall not designate a representative to whom Buyers reasonably object because of concerns regarding a conflict of interest) at Sellers' expense, to visit and inspect any of the properties of Buyers or any of its subsidiaries, including its and their books of account (and to make copies thereof and to take extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers or employees, all during business hours and at such reasonable times and as often as may be reasonably requested, and with representatives of Buyers' lenders and independent accountants (and Buyers hereby authorize such lenders and accountants to discuss such matters with Sellers, and any such representatives); provided that such rights shall be exercised in a manner so as not to materially and adversely disrupt the ordinary course of business of Buyers or any of its subsidiaries.

     5.2. Members' Agreement. Except to the extent inconsistent with the terms of this Agreement, in which event the terms of this Agreement shall control, Buyers shall enforce each and every one of its obligations under its Limited Liability Company Agreement and shall not, without the consent of the holders of at least 67% of the Common Stock issued or issuable, modify or waive any of its rights or obligations thereunder.

     5.3. Rule 144 Compliance. Subject to the specific terms of the Registration Rights Agreement, at all times after completion of a Qualified Public Offering, Buyers agree to take such action as may be necessary to enable a holder of Conversion Shares to complete the public sale of such shares in accordance with Rule 144 of the Securities and Exchange Commission (the "Commission") under the Securities Act.

     5.4. Corporate Existence, Licenses and Permits: Maintenance of Properties. So long as any portion of the Purchase Price due Sellers remains unpaid, Buyers will at all times (i) cause to be done all things necessary to maintain, preserve and renew its existence as a limited liability company organized under the laws of a state of the United States of America, (ii) preserve and keep in force and effect, and cause each of its Subsidiaries to preserve and keep in force and effect, all licenses and permits necessary and material to the conduct of its and their respective businesses, (iii) maintain and keep, and cause each of its Subsidiaries to maintain and keep, its and their respective properties in good repair, working order and condition (except for normal wear and tear), and from time to time make all needful and proper repairs, renewals and replacements, including without limitation all trade names and trademark registration renewals, and (iv) remain in compliance with respect to all applicable material regulatory requirements, so that any business material to Buyers carried on in connection therewith may be properly and advantageously conducted at all times.

     5.5. Taxes. Buyers will duly pay and discharge, and cause each of its Subsidiaries duly to pay and discharge, all taxes, assessments and governmental charges upon or against Buyers or its Subsidiaries or their respective properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and Buyers and its Subsidiaries shall have set aside on their books adequate reserves with respect thereto.

     5.6. Books and Accounts. Buyers will, and will cause each consolidated Subsidiary to, maintain proper books of record and account in which true and correct entries shall be made of its transactions and set aside on its books from its earnings for each fiscal year all such proper reserves as in each case shall be required in accordance with generally accepted accounting principles.

     5.7. Restricted Investments. So long as any portion of the Purchase Price owed Sellers remains unpaid, Buyers will not, and will not permit any Subsidiary to, make or authorize any Restricted Investment. For the purposes of this paragraph the term "Restricted Investment" shall mean (1) any investment, made in cash or otherwise, by Buyers or any Subsidiary (i) in any Person, whether by acquisition of stock, indebtedness or other obligation or security, by a loan, advance or capital contribution, or otherwise, or (ii) in any property, (2) any loan for a purpose other than as described in clause (1) of this paragraph or
(3) any advance, except the following:

          (a) investments in and advances to wholly-owned Subsidiaries or companies which simultaneously become wholly-owned Subsidiaries;

          (b) investments in partnerships and joint ventures in the ordinary course of business;

          (c) investments in property and equipment to be used in the business of Buyers or any wholly-owned Subsidiary;

          (d) investments in direct obligations of, or obligations the principal and interest of which are guaranteed by, the United States of America or any agency thereof maturing in three years or less from the date of acquisition;

          (e) investments in certificates of deposit or bankers acceptances issued by any commercial bank located in the United States, Canada, Western Europe or Japan which is owned by a bank holding company the commercial paper of which is rated A2 or P2, respectively, by Standard & Poor's Corporation, or Moody's Investors Service, or higher, and which has capital, surplus and undivided profits aggregating at least $100,000,000;

          (f) investments in commercial paper maturing within 270 days or less from the date of acquisition rated in one of the two highest grades by Standard & Poor's Corporation or Moody's Investors Service or by another rating agency of nationally recognized standing;

          (g) investments in money market funds;

          (h)  investments  held by Buyers or any Subsidiary on the date hereof;
or

          (i) loans and advances made to customers and dealers in the ordinary course of business not in excess of (a) $250,000 in the aggregate, or (b) 10% of sales, whichever is greater.

     5.8.  Restrictions  on  Transfer.   None  of  the  Shares  shall  be  sold,
transferred, assigned, pledged, hypothecated or otherwise disposed of unless and until one of the following events shall have occurred:

          (a) Such securities are disposed of pursuant to and in conformity with an effective registration statement filed with the Commission pursuant to the Securities Act or pursuant to Rule 144 of the Commission thereunder; or

          (b) The seller shall have delivered to Buyers a written opinion of counsel which is reasonably acceptable to Buyers to the effect that the proposed transfer is exempt from the registration and prospectus delivery requirements of the Securities Act; or

          (c) The seller shall have transferred such securities to an affiliate of the seller and such affiliate has delivered to Buyers a written agreement making the representations set forth in Sections 4.2 and 4.3 and agreeing to be bound by the restrictions of this Section 5.8 with respect to the shares so transferred.

          The parties hereto further agree that any certificate evidencing the Common Shares or Preferred Shares shall bear the following legend:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY

provided that, if any of the events set forth in Sections 5.8(a) or 5.8(b), but not 5.8(c), above have occurred, Buyers shall, within 1 0 days of the request of any holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new stock certificate without the foregoing legend; provided that nothing herein shall require removal of the foregoing legend if such removal would violate federal or state securities laws.

     5.9. Transactions With WCFC Affiliates. So long as any portion of the Purchase Price owed Sellers remains unpaid, Buyers will not, and will not permit any Subsidiary to, engage in any material transaction or enter into any contract with a WCFC Affiliate (other than a Subsidiary), or any officer or director thereof, except any transaction or contract that is in the ordinary course of business of Buyers or such Subsidiary (and except for any transaction or contract that has been disclosed pursuant to any Schedule to this Agreement) and that is on fair and reasonable terms no more favorable to such Affiliate than would have been obtainable in arm's-length dealing with an unaffiliated third party.

                                   SECTION 6.

                                 Indemnification

     6.1. Assumption of Liability. Buyers agree to. assume all liabilities in connection with the sale, assignment and transfer of all assets and business of Sellers to Buyers relating to EPI, including but not limited to the entity structuring activities of WCFC and its subsidiaries, and Buyers hereby assume and agree to discharge all liabilities reflected on the Balance Sheet of Sellers relating to EPI dated as of ______________, as well as such liabilities of EPI incurred after the Closing Date.

     6.2 Indemnification by Sellers. Subject to the limitations of Section 6.4 hereof, Sellers jointly and severally agree to indemnify, defend and hold Buyers harmless from and against any and all losses, claims, liabilities, obligations, damages, deficiencies, expenses, actions, suits, proceedings, demands, assessments, judgments, fines, penalties, arbitration, costs and expenses, including but not limited to attorneys' fees (collectively, the "Damages"), whether absolute, accrued, conditional or otherwise, resulting from any misrepresentation or breach of warranty on the part of Sellers under the terms of this Agreement.

     6.3 Indemnification by Buyers. Buyers agree to indemnify, defend and hold Sellers harmless from and against any and all Damages whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims, resulting from any misrepresentation or breach of warranty on the part of Buyers under the terms of this Agreement, and from and against any and all Damages asserted by third parties as a result of Buyers' acts or omissions related in any way to or connected with the Products, the Additional Products or the provision of entity-structuring activities. In addition, Buyers will pay any judgment or settlement amount awarded against Sellers, or authorized expenses incurred by Sellers.

     6.4 Survival of Representations and Warranties: Limitations of Liability. The representations and warranties of Sellers and of Buyers contained in this Agreement, as well as the provisions of Sections 2, 2.6, 6, 7 and 8.4, shall survive the Closing; provided, that the sole remedy available to Buyers for a breach of any such representation or warranty by Sellers shall be by way of claim for indemnification.

          (a) With respect to any claim by Buyers against Sellers for indemnification for breach of warranty under this Agreement, Sellers shall have no liability for indemnification with respect to a claim for indemnification for breach of the representation in Sections 3.1, 3.4, 3.7, 3.9, 3.10, 3.11, 3.14, 3.15, 3.16 and 3.20 or for expiration of the applicable statute of limitations for the underlying claim, or with respect to any other claim for indemnification, for a claim asserted twenty-four months after the Closing Date. Buyers shall give Sellers prompt notice of any such claim for indemnification, and such notice shall specify the facts and circumstances of the claim in reasonable detail. Sellers shall not be liable for indemnification for any breach of their representations or warranties contained in this Agreement.

          (b) Procedures with Respect to Third-Party Claims. In the case of any claim asserted by a third party against Sellers, Buyers shall notify Sellers of such claim as soon as Buyers have actual knowledge of such claim, and Buyers shall immediately assume control of the defense of such claim, and shall pay all costs and expenses relating to same. Sellers agree to fully cooperate with Buyers in defense of such claim, at Buyer's expense, provided that Sellers shall have the right to: (i) participate in and approve the selection of defense counsel; (ii) Sellers may elect to retain separate counsel, at their own expense; and (iii) Buyers shall not compromise or settle the claim without Sellers' written consent, which consent shall not be unreasonably withheld. Sellers shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (c) Limitations of Liability and Exclusions of Damage. NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES BASED ON LOST PROFITS, BUSINESS OPPORTUNITIES OR GOODWILL, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. EXCEPT AS
EXPRESSLY SET FORTH HEREIN, SELLERS MAKE NO WARRANTIES, EITHER EXPRESS OR IMPLIED, RESPECTING THE PRODUCTS, AND EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   SECTION 7.

                                 Confidentiality

     7.1 Confidentiality. Between the date of this Agreement and the Closing Date, Buyers shall use reasonable efforts to cause all their other employees, auditors, attorneys, consultants, advisors and agents, to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its legal counsel, by other requirements of law, all confidential information of Sellers furnished to Buyers by Sellers or their respective representatives in connection with the transactions contemplated in this Agreement and will not release or disclose such information to any other third parties, except their auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the contemplated transactions. Without limitation upon the generality of the foregoing, Buyers will not, prior to the Closing, disclose or grant access to any information of EPI furnished to Buyers by Sellers or their respective representatives in connection with the contemplated transactions which have been designated by Sellers as confidential or proprietary. If the Closing does not occur (i) such confidential information shall be protected and maintained confidential by Buyers, and Buyers shall use reasonable efforts to cause such other third parties to maintain such confidences, except to the extent such information comes otherwise into the public domain. Upon the request of Sellers, Buyers shall promptly return to Sellers any confidential or proprietary materials remaining in their possession, together with all copies thereof. Buyers understand that they have a continuing obligation under this Agreement and that certain Exclusive License Agreement between the parties to maintain all confidential and proprietary information of Sellers confidential with the same standard of care as Buyers utilize to maintain their own confidential and proprietary information confidential, but in no event less than a reasonable degree of care. For purposes of this Agreement, "confidential and proprietary information" shall include, but is not limited to, customer mailing lists, financial reports, sales projections, corporate strategies, and any other information identified as confidential and/or proprietary by Sellers.

     7.2 Confidentiality of Agreement; Publicity. The terms and conditions of this Agreement shall be treated as confidential by the parties. Except to the extent required by law, neither Buyers nor Sellers shall or shall permit any of their respective subsidiaries, affiliates, employees, agents or advisors to, disclose the terms and conditions of this Agreement to any third parties (other than in the case of Buyers to their lenders) without the consent of the other party. Notwithstanding the foregoing, nothing herein shall prohibit any party from disclosing this Agreement and its terms to its investors, lenders, agents and professional advisors in connection with the contemplated transactions or the consummation thereof.

                                   SECTION 8.

                                  Miscellaneous

     8.1 Entire Agreement. This Agreement, the Exhibits, the schedules and that certain Exclusive License Agreement between the parties dated ____________ contain all the agreements, understandings, representations, conditions, warranties and covenants, and constitute the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior communications or agreements, written or oral. This Agreement may not be modified except by written instrument signed by each party. The abovementioned Exhibits, schedules and Exclusive License Agreement are incorporated herein by this reference. To the extent of any inconsistency between this Agreement and any Exhibit or schedule, the terms of the Agreement will take precedence.

     8.2 Interpretation and Waiver. If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. All terms, conditions, or provisions which may appear as pre-printed language or otherwise be inserted within any purchase order or confirmation shall be of no force and effect notwithstanding the execution of such purchase order or other document subsequent to the date of this Agreement. Waiver by either Sellers or Buyers of one or more terms, conditions, or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreement.

     8.3 Assignment. Neither party shall assign its interest in this Agreement without the express prior written consent of the other party, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets. Subject to the above limitation, this Agreement will inure to the benefit of and be binding upon the parties, their successors, and assigns. Unless otherwise specifically agreed to by the non-assigning party, no assignment by either party shall relieve the assignor from its obligations pursuant to this Agreement.

     8.4 Attorney's Fees. The prevailing party in disputes concerning this Agreement shall be entitled to the costs of collections and enforcement, including but not limited to reasonable attorney's fees, court costs and all necessary expenses, regardless of whether litigation is commenced.

     8.5 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand or by confirmed facsimile; (ii) upon the fifth day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon the date of the courier's verification of delivery at the specified address if sent by a nationally recognized overnight express courier.

     8.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the internal laws of the State of Nevada and applicable federal law. Buyers hereby consent to the jurisdiction and venue of the courts of the State of Nevada, United States of America or of any federal court located in such state.

     8.7 Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceable by any court of law for any reason, invalid or unenforceable any other Section or part of a Section in this Agreement.

     8.8 Specific Performance. The parties to this Agreement agree that the securities purchased pursuant to this Agreement are unique, that failure to comply with any of the obligations imposed by this Agreement shall result in irreparable damage, and that specific performance of such obligations may be obtained.

     8.9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.10. Counterpart Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

WADE COOK FINANCIAL CORPORATION


    /s/ Wade B. Cook
By:  Wade B. Cook

Title:  President and Chairman


ENTITY PLANNERS, INC.


    /s/ Wade B. Cook
By:  Wade B. Cook

Title:  President


BERRY, CHILDERS & ASSOCIATES, L.L.C.


     /s/ Tim G. Berry
By:  Tim G. Berry

Title:  Member

                                    EXHIBIT A
                             WCFC Licensed Products

Seminars and Workshops:
Business Entity Skills Training
Wealth Institute (formerly Wealth Academy)
Entity Structuring Workshop
Executive Retreat
Ultra B.E.S.T.
Super B.E.S.T.

                                    EXHIBIT B
                      Wade B. Cook Exclusive License to ER

                                    EXHIBIT C
                          WCFC Exclusive License to EPI

                                    EXHIBIT D
                           Opinion of Buyers' Counsel

                                  SCHEDULE 3.1
                          Directors and Officers of EPI

Name

Wade B. Cook                               President
Larry Keim                                 Secretary
Carl Sanders                               Treasurer

                                  SCHEDULE 3.16
                         EPI Employees and Compensation


NONE